                    BOGEN COMMUNICATIONS INTERNATIONAL, INC.

                           OFFER TO PURCHASE FOR CASH
                      1,500,000 SHARES OF ITS COMMON STOCK
                OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES
                            WILL EXPIRE AT 5:00 P.M.,
                NEW YORK CITY TIME, ON TUESDAY, DECEMBER 4, 2001,
                          UNLESS OUR OFFER IS EXTENDED.
                   WE MAY EXTEND OUR OFFER PERIOD AT ANY TIME.

BOGEN COMMUNICATIONS INTERNATIONAL, INC. IS:

          o offering to purchase up to 1,500,000 shares of its common stock in a tender offer, and

          o offering to purchase these shares at a price not greater than $3.00 nor less than $2.50 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, YOU SHOULD:

          o specify the price between $2.50 and $3.00 at which you are willing to tender your shares,

          o     specify the number of shares you want to tender, and

          o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

          o we will select the lowest purchase price specified by tendering shareholders that will enable us to purchase 1,500,000 shares or such lesser number of shares as are tendered,

          o if the number of shares tendered at or below the selected price is not more than 1,500,000, we will purchase all these shares tendered at that price, and

          o if the number of shares tendered at or below the selected price is more than 1,500,000, we have the right to first purchase shares at the selected price held by persons who own less than 100 shares who tendered shares at or below the selected price and then will purchase shares at the selected price on a pro rata basis from all other shareholders who tendered shares at or below the selected price.

OUR COMMON STOCK:

          o is quoted on the Nasdaq National Market System under the symbol "BOGN," and

          o had a closing price of $2.50 per share on October 24, 2001, the last full trading day before we announced our offer and had a closing price of $2.82 on October 31, 2001. You are urged to obtain current market quotations for the shares.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS DISCUSSED IN SECTION 7.

      Our board of directors has approved this offer. However, none of Bogen, our board of directors and the information agent is making any recommendation to you as to whether you should tender or not tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

      This document contains important information about our offer. We urge you to read it in its entirety.


                     The information agent for our offer is:

                            MACKENZIE PARTNERS, INC.

          THE DATE OF THIS OFFER TO PURCHASE IS NOVEMBER 5, 2001SUMMARY

      WE ARE PROVIDING THIS SUMMARY FOR YOUR CONVENIENCE. IT HIGHLIGHTS MATERIAL INFORMATION IN THIS DOCUMENT, BUT YOU SHOULD REALIZE THAT IT DOES NOT DESCRIBE ALL OF THE DETAILS OF OUR OFFER TO THE SAME EXTENT THAT THEY ARE DESCRIBED IN THE BODY OF THIS DOCUMENT. WE URGE YOU TO READ THE ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL BECAUSE THEY CONTAIN THE FULL DETAILS OF OUR OFFER. WHERE HELPFUL, WE HAVE INCLUDED REFERENCES TO THE SECTIONS OF THIS DOCUMENT WHERE YOU WILL FIND A MORE COMPLETE DISCUSSION.


WHO IS OFFERING TO PURCHASE MY SHARES?

          o Bogen Communications International, Inc., a Delaware corporation. We are offering to purchase up to 1,500,000 shares of our outstanding common stock. See Section 1.


WHAT IS THE PURCHASE PRICE?

          o The price range for our offer is $2.50 to $3.00 per share. We are conducting our offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares.

          o We will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest price that will enable us to buy 1,500,000 shares. If a lesser number of shares is tendered, we will select the price that will enable us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

          o If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $2.50 per share. See Section 1.


HOW MANY SHARES WILL BOGEN PURCHASE IN ALL?

          o We will purchase up to 1,500,000 shares in our offer, or approximately 15% of our outstanding common stock. We also reserve the right to purchase additional shares in an amount up to 2% of our outstanding shares, subject to applicable legal requirements. See
          Section 1. Our offer is not conditioned on any minimum number of shares being tendered.


IF I TENDER MY SHARES, HOW MANY OF MY SHARES WILL BOGEN PURCHASE?

          o All of the shares that you tender in our offer may not be purchased, even if they are tendered at or below the purchase price we select. If more than 1,500,000 shares are tendered at or below the selected purchase price, we will purchase shares from all shareholders who properly tender shares at prices equal to or below the selected price, on a pro rata basis, except for "odd lots" (lots held by owners of less than 100 shares), which we may elect to purchase on a priority basis. This preference, if utilized by us, is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares. As a result, we will purchase the same percentage of shares from each tendering shareholder, except for "odd lot" holders (if an "odd lot" preference is utilized), who properly tenders shares at prices equal to or below the selected price, subject to the conditional tender provisions contained in Section 6. We will announce this proration percentage, if proration is necessary, after our offer expires.

          o As we noted above, we may also choose to purchase an additional 2% of our outstanding shares, subject to applicable legal rules. See
          Section 1.


WHAT IS THE PURPOSE OF THE OFFER?

         o      We are making our offer because we believe:

         o our offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $3.00 per share and not less than $2.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales,

         o our offer provides participating shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares,

         o our offer could result in a capital structure that may improve the return on equity for continuing shareholders, and

         o   our offer could be accretive to earnings per share.

         o For a further discussion of the potential benefits and the potential risks and disadvantages of our offer, see Section 2.


WHAT ARE THE SIGNIFICANT CONDITIONS TO THE OFFER?

         o Our offer is not conditioned on our shareholders tendering any minimum number of shares.

         o      Our offer is not conditioned on outside financing.

         o We may terminate our offer, if, among other things, following the date of our offer, another person or entity:

         o   makes a tender offer for our shares;

         o to our knowledge, acquires or proposes to acquire more than 5% of our shares; or

         o files a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire Bogen or any of our shares.

         o Our offer is subject to a number of conditions that are described in greater detail in Section 7.


HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER? CAN BOGEN EXTEND THE OFFER PAST THE INITIAL EXPIRATION DATE?

         o You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, December 4, 2001. If your shares are held by a nominee or broker, they may have an earlier deadline for accepting the offer.

         o We can extend our offer past this scheduled expiration date in our sole discretion. If we choose to do so, you will be able to tender your shares until the end of the day selected as the new expiration date. See Sections 1 and 15.


CAN BOGEN AMEND THE TERMS OF THE OFFER?

         o We reserve the right in our sole discretion to amend the tender offer in any respect. See Section 15.


HOW DO I FIND OUT IF BOGEN AMENDS THE TERMS OF THE OFFER OR EXTENDS THE EXPIRATION DATE?

         o We will announce any amendment to the tender offer by making a public announcement of the amendment. We will announce any extension of the offer no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. In the event of an extension, termination or postponement of the tender offer, we will also give written or oral notice to the depositary. See Section 15.


HOW DO I TENDER MY SHARES?

         o To tender your shares, you must complete one of the actions described under "Important Procedures" on page 1, below, before our offer expires.

         o You may also contact the information agent or your broker for assistance. The contact information for the information agent is on the back page of this document.

         o      For a more detailed explanation of the tendering procedures, see
         Section 3.


CAN I TENDER SHARES IN THE OFFER SUBJECT TO THE CONDITION THAT A SPECIFIED MINIMUM NUMBER OF MY SHARES MUST BE PURCHASED IN THE OFFER?

         o Yes, you may tender your shares subject to this condition by following the procedures set forth in Section 6.

HOW AND WHEN WILL I BE PAID?

         o If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 3 and 14.

         o We will pay for the shares accepted for payment by depositing the aggregate purchase price with the depositary promptly after the expiration date of our offer. The depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.


UNTIL WHEN CAN I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

         o You can withdraw your previously tendered shares at any time prior to the expiration of our offer.

         o In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on Thursday, January 3, 2002. See Section 4.


HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

         o To withdraw your previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to the depositary while you still have the right to withdraw. If you have tendered by giving instructions to a broker or a bank, you must instruct the broker or bank to arrange for withdrawal of your shares. See Section 4.


IN WHAT ORDER WILL TENDERED SHARES BE PURCHASED?

         o First, we may elect to purchase shares from all holders of "odd lots" of less than 100 shares who properly tender all of their shares at or below the purchase price. Second, we will purchase shares from all other shareholders who properly tender shares at or below the purchase price on a pro rata basis. Therefore, all of the shares that you tender in the offer may not be purchased even if they are tendered at or below the purchase price. See Section 1.


WHAT ARE THE UNITED STATES FEDERAL TAX CONSEQUENCES IF I TENDER MY SHARES TO BOGEN?

         o Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive generally will be treated as a sale or exchange eligible for capital gain or loss treatment. In limited circumstances, a shareholder may be treated as having received a dividend subject to ordinary income tax rates. See Section 14.


WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         o On October 24, 2001, the last full trading day before we announced our offer, the closing price per share of our common stock on the Nasdaq National Market was $2.50.

         o On October 31, 2001, the closing price per share of our common stock on the Nasdaq National Market was $2.82.

         o We urge you to obtain a current market quotation for your shares before deciding whether to tender your shares. See Section 8.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAXES IF I TENDER MY SHARES TO BOGEN?

         o If you are a registered shareholder and tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. See Section 5.

         o If you instruct the depositary in the letter of transmittal to make payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.


WHAT DOES THE BOARD OF DIRECTORS OF BOGEN THINK OF THE OFFER?

         o Our board of directors has approved our offer. However, none of Bogen, our board of directors and the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. We are not making a recommendation as to whether you should tender shares into our offer because we believe that you should make your own decision based on your views as to the value of Bogen's shares and our prospects, as well as your liquidity needs, investment objectives and other individual considerations. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. One of our directors, Daniel A. Schwartz, has advised us that an investment fund with which he is affiliated currently intends to tender shares in our offer at the purchase price that is selected by us for shares properly tendered in our offer. Such tender, if made, will be to realign portfolio diversification, and it is expected that the total number of shares tendered by such entity will be less than 1/2 of 1% of our outstanding shares. Additionally, three of our directors, Jeffrey Schwarz, Yoav Stern and Zivi Nedivi, have advised us that while they do not currently intend to tender shares, they reserve the right to do so, for themselves or for accounts for which they have control. The intentions of such parties and the number of shares they may tender may change depending upon market, economic or business conditions existing as of the close of the tender offer period. Our remaining directors and all of our officers have advised us that they do not intend to tender any of their shares in our offer. See Sections 2 and 9.


HOW WILL BOGEN OBTAIN THE FUNDS TO MAKE PAYMENT?

         o We will need a maximum of $4.5 million to purchase 1,500,000 shares in our offer at $3.00 per share. We will fund this purchase and the related fees and expenses from our available cash. See Section 10.


WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         o Our information agent can help answer your questions. The information agent is MacKenzie Partners, Inc., (212) 929-5500, or
         (800) 322-2885.

                                TABLE OF CONTENTS

                                                                               PAGE
                                                                                ----

Important Procedures                                                                  1

Bogen's Tender Offer                                                                  2

 1. Number of Shares; Proration                                                       2

 2. Background and Purpose of Our Offer; Certain Effects of Our Offer                 4

 3. Procedure for Tendering Shares                                                    6

 4. Withdrawal Rights                                                                11

 5. Purchase of Shares and Payment of Purchase Price                                 11


 6. Conditional Tender of Shares                                                     12

 7. Conditions of Our Offer                                                          13

 8. Price Range of Shares; Dividends                                                 14

 9. Interests of Directors and Executive Officers; Transactions and Arrangements
  Concerning the Shares                                                              15

10. Source and Amount of Funds                                                       17

11. Information About Us                                                             17

12. Effects of Our Offer on the Market for Shares; Registration under the
  Securities Exchange Act of 1934                                                    19

13. Legal Matters; Regulatory Approvals                                              20

14. Certain United States Federal Income Tax Consequences                            20

15. Extension of Our Offer; Termination; Amendment                                   22

16. Fees and Expenses                                                                23

17. Miscellaneous                                                                    23

                              IMPORTANT PROCEDURES

      If you want to tender all or part of your shares, you must do one of the following before our offer expires:

         o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

         o if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to Continental Stock Transfer & Trust Company, the depositary for our offer, or

         o if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

      If you want to tender your shares, but:

         o your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

         o you cannot comply with the procedure for book-entry transfer by the expiration of our offer, or

         o your other required documents cannot be delivered to the depositary by the expiration of our offer, you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

      TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WISH TO TENDER YOUR SHARES.

      If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares Tendered at a Price Determined Pursuant to Our Offer" in the section of the letter of transmittal called "Price at Which You Are Tendering." You should understand that this election could result in your shares being purchased at the minimum price of $2.50 per share.

      If you have questions or need assistance, you should contact MacKenzie Partners, Inc., which is the information agent for our offer, at the address or telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON OUR BEHALF IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION, INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE INFORMATION AGENT.

                              BOGEN'S TENDER OFFER

TO THE HOLDERS OF COMMON STOCK OF BOGEN COMMUNICATIONS INTERNATIONAL, INC.:

INTRODUCTION

      We are Bogen Communications International, Inc., a Delaware corporation, and we invite our shareholders to tender up to 1,500,000 shares of our common stock, par value $0.001 per share, to us at prices not greater than $3.00 nor less than $2.50 per share in cash, without interest, as specified by tendering shareholders, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal, which together constitute our "offer."

      Our board of directors has approved this offer. However, none of we, our board of directors and the information agent is making any recommendation to you as to whether you should tender your shares or as to what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if you decide to tender your shares, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. One member of our board of directors has advised us that he intends to tender shares into our offer, and three other directors have reserved the right to do so, for themselves or for accounts for which they have control, depending upon market, economic or business conditions persisting as of the close of the tender offer period. All of our officers have advised us that they do not intend to tender any of their shares in our offer. See Sections 2 and 9.


1. NUMBER OF SHARES; PRORATION.

      On the terms and subject to the conditions of our offer, we will accept for payment and thereby purchase 1,500,000 shares of our common stock, or such lesser number of shares as are validly tendered before the expiration date and not withdrawn in accordance with Section 4, at a net cash price not greater than $3.00 nor less than $2.50 per share, without interest.

      For purposes of our offer, the term "expiration date" means 5:00 p.m., New York City time, on Tuesday, December 4, 2001, unless and until we in our sole discretion extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will refer to the latest time and date at which our offer, as extended, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend our offer.

      We will select the lowest purchase price that will enable us to purchase 1,500,000 shares, or such lesser number as are validly tendered and not withdrawn, in our offer.

      We reserve the right, in our sole discretion, to purchase more than 1,500,000 shares in our offer by amending the terms of our offer to reflect this change in the manner set forth in Section 15. In accordance with applicable regulations of the Securities and Exchange Commission, we may purchase pursuant to our offer an additional amount of shares not to exceed 2% of our outstanding shares without amending or extending our offer. As of October 31, 2001, we had 10,112,956 shares of common stock outstanding.

      In accordance with Instruction 5 of the letter of transmittal, shareholders desiring to tender shares must specify the price or prices, not greater than $3.00 per share nor less than $2.50 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.10. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering shareholder receiving a price per share as low as $2.50.

      Promptly following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering shareholders. We will select the lowest purchase price between $2.50 and $3.00, net per share in cash, without interest, that will enable us to purchase 1,500,000 shares, or such lesser number of shares as are properly tendered.

      Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the discretionary "odd lot" priority and the proration and conditional tender provisions described below. If more than 1,500,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration. In accordance with the rules of the Securities and Exchange Commission, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See Section 5 for a more detailed description of our purchase of and payment for tendered shares.

      All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

      All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

      On the letter of transmittal you can designate in which order you wish your shares to be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

         If we:

         o      increase or decrease the price to be paid for shares, or

         o increase the number of shares being sought and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

         o      decrease the number of shares being sought,

then our offer must remain open, or will be extended until at least ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified in Section 15. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add to the total number of shares tendered at the minimum price of $2.50 the shares tendered by shareholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in our offer will be treated the same as shares tendered at $2.50. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER, HOWEVER, IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

      PRIORITY OF PURCHASE. Upon the terms and subject to the conditions of our offer, if 1,500,000 or fewer shares are properly tendered at or below the purchase price and not properly withdrawn, we will purchase all shares properly tendered and not properly withdrawn.

      Upon the terms and subject to the conditions of our offer, if more than 1,500,000 shares are properly tendered at or below the purchase price and not properly withdrawn, subject to the conditional tender procedures described in
Section 6, we will purchase shares properly tendered and not properly withdrawn at prices equal to or below the purchase price, on the basis set forth below:

         o First, we may elect to purchase all shares tendered by any Odd Lot Holder (as defined below) who:

         o tenders all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all shares owned by the Odd Lot Holder will not qualify for this preference); and

         o completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

         o Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

      As a result, all of the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 1,500,000 properly tendered shares at prices equal to or below the purchase price.

      As we noted above, we may elect to purchase more than 1,500,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

      ODD LOTS. The term "Odd Lots" means all shares tendered by any person (an "Odd Lot Holder") who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots may be accepted for payment before any proration of the purchase of other tendered shares, at our election. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the offer, an Odd Lot Holder who holds shares in its name and tenders its shares directly to the depositary would avoid the payment of brokerage commissions in a sale of the holder's shares. Any Odd Lot Holder wishing to tender all of the shareholder's shares pursuant to the offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

      We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares owned beneficially or of record, and who, as a result of proration, would then own beneficially or of record, an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of this right.

      PRORATION. If proration of tendered shares is required, we will determine the final proration factor promptly after the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each shareholder tendering shares, other than Odd Lot Holders if the Odd Lot preference is utilized, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder at or below the purchase price selected by us to the total number of shares tendered by all shareholders, other than Odd Lot Holders if the Odd Lot preference is utilized, at or below the purchase price selected by us. This ratio will be applied to shareholders tendering shares to determine the number of shares that will be purchased from each tendering shareholder in our offer.

      Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the Odd Lot procedure and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

      As described in Section 14, the number of shares that we will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder and therefore may be relevant to a shareholder's decision whether to tender shares. The letter of transmittal affords each tendering shareholder the opportunity to designate (by certificate) the order of priority in which such shareholder wishes the shares it tenders to be purchased in the event of proration. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

      We will mail this document and the related letter of transmittal to record holders of shares as of November 5, 2001 and will furnish them to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.


2. BACKGROUND AND PURPOSE OF OUR OFFER; CERTAIN EFFECTS OF OUR OFFER.

      BACKGROUND AND PURPOSE.

      The last two years have been difficult ones in the markets served by Bogen, and by other telecommunications equipment and peripheral providers. Customers have reduced orders for new equipment and systems and have deferred or slowed the implementation of systems previously begun. Bogen has been affected by these changes, and has moved to realign its basic business infrastructure and processes to fit with the current environment.

      At the same time, Bogen has continued to explore strategic transactions which could best enhance shareholder value in the near and long term, including ongoing review of possible acquisition candidates. That effort also involved pursuing both a tax-free or other spin-off or separation of Bogen's Speech Design business, an initial public offering of that business as a separate company, and a range of other means of increasing value and liquidity for our shareholders. These efforts have not been successful largely due to unfavorable market conditions, as well as unfavorable tax effects that could arise from a complete spin-off. We did complete a strategic transaction in September 2001, wherein a venture capital affiliate of Deutche Telekom acquired a 2% ownership interest in Bogen's Speech Design unit, and may acquire up to an additional 3% under warrant agreements and marketing cooperation agreements entered into at the same time.

      As a result of these developments, our board of directors and executive committee have, on an ongoing basis in meetings and in informal conversations, discussed alternatives for enhancing shareholder value, and at the same time providing an opportunity for liquidity, and in particular, the utilization of Bogen's excess cash to repurchase shares of Bogen common stock. The board discussed several alternatives, including the modified Dutch auction approach ultimately chosen, and the relative advantages and disadvantages of certain alternatives for Bogen and its shareholders.

      On October 24, 2001, the board of directors held a meeting at which the Board considered alternative repurchase mechanisms, the advantages and disadvantages of certain alternatives and the proposed structure and potential terms of our offer. The board on that day approved the initiation of a modified dutch auction tender offer for the purchase of 1,500,000 shares of our common stock, and after the close of trading on that day a final price range of $2.50 to $3.00 was established.

      On October 25, 2001, we issued a press release announcing that we would be making the offer. In the press release, we summarized some of the information described above regarding the process and terms of the tender offer. In that press release we also described our expected performance in the third quarter of fiscal 2001. That press release has been filed as part of a Schedule TO filing with our reports with the Securities and Exchange Commission.

      In our October 25, 2001, press release we provided guidance indicating that our revenues for this year have been adversely affected by an industry downturn. We also estimated that for the third quarter ended September 30, 2001, we will report a moderate loss, as compared to earnings of $0.11 per share in the third quarter of last year. Such loss is the result of continued revenue slippage versus last year, especially in our voice messaging business at Speech Design, and by certain charges. These charges relate both to the efforts described above regarding the separation of our Speech Design business from our U.S. business, and the restructuring at Speech Design Carrier Systems in September. The latter restructuring resulted in a pre-tax charge to earnings of approximately $200,000 in the third quarter. The vast majority of this amount relates to reduction in personnel. The balance of these charges resulted from significant costs incurred, mostly in prior periods, in support of an attempt to bring Speech Design public, an attempt no longer viable in the current economic environment. As these efforts have been terminated, at least until such time as the equity markets improve dramatically, we currently expect to take a charge for these costs in the third quarter of approximately $550,000.

      POTENTIAL BENEFITS. We are making our offer because we believe:

         o our offer provides shareholders who are considering a sale of their shares with the opportunity to determine the price or prices (not greater than $3.00 per share and not less than $2.50 per share) at which they wish to sell their shares and, if those shares are purchased in our offer, to sell those shares for cash without the usual transaction costs associated with open market sales,

         o our offer provides participating shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares,

         o our offer could result in a capital structure that may improve the return on equity for continuing shareholders, and

         o      our offer could be accretive to earnings per share.

      POTENTIAL RISKS AND DISADVANTAGES. Our offer also presents some potential risks and disadvantages to us and our continuing shareholders. Our offer will reduce our "public float," that is the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. See Section 12. It will also result in our having less liquid assets for operations or potential acquisitions; however, we expect to have sufficient cash flow and access to other sources of capital to fund our operations and likely potential acquisitions.

      Our board of directors has approved our offer. However, none of we, our board of directors and the information agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares or at what price or prices you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender those shares. You should discuss whether to tender your shares with your broker or other financial or tax advisor. One of our directors, Daniel A. Schwartz, has advised us that an investment fund with which he is affiliated currently intends to tender shares in our offer at the purchase price that is selected by us for shares properly tendered in our offer. Such tender, if made, will be to realign portfolio diversification, and it is expected that the total number of shares tendered by such entity will be less than 1/2 of 1% of our outstanding shares. Additionally, three of our directors, Jeffrey Schwarz, Yoav Stern and Zivi Nedivi, have advised us that while they do not currently intend to tender shares into our offer, each retains the right to do so, for themselves or for accounts for which they have control. The intentions of such parties and the number of shares they may tender may change depending upon market, economic or business conditions persisting as of the close of the tender offer period. All of our other officers and directors have advised us that they do not intend to tender any of their shares in our offer. See Section 9.

      We may in the future purchase additional shares in the open market, private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of our offer. However, Rule 13e-4 under the Securities Exchange Act of 1934 generally prohibits us and our affiliates from purchasing any shares, other than through our offer, until at least ten business days after the expiration or termination of our offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of our offer, our business and financial position and general economic and market conditions.

      Shares acquired pursuant to our offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further shareholder action except as required by applicable law or the rules of Nasdaq National Market or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in our offer.

3. PROCEDURE FOR TENDERING SHARES.

      PROPER TENDER OF SHARES. For shares to be properly tendered, EITHER (1) OR
           (2) below must happen:

         (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

         o either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe below, and

         o either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an "agent's message" of the type we describe below, and

         o      any other documents required by the letter of transmittal.

         (2) You must comply with the guaranteed delivery procedure set forth below.

      In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, which is called "Price at Which You Are Tendering."

         o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined Pursuant to Our Offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares being purchased at the minimum price of $2.50 per share.

         o If you wish to indicate a specific price (in multiples of $0.10) at which your shares are being tendered, you must check one box in the section of the letter of transmittal next to "Shares Tendered at a Price Determined by You." You should be aware that this election could mean that none of your shares will be purchased if you choose a price that is higher than the purchase price we eventually select after the expiration date.

      If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price at Which You Are Tendering" section on each letter of transmittal.

      Odd Lot Holders who tender all their shares must also complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to Odd Lot Holders as set forth in Section 1.

      If you tender your shares directly to the depositary, you will not have to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares through the broker or bank.

      ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act. No endorsement or signature guarantee is required if:

         o the letter of transmittal is signed by the registered holder of the shares tendered (which, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the "book-entry transfer facility," whose name appears on a security position listing as the owner of the shares) exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

         o shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is also an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, each such entity, referred to as an "eligible guarantor institution."

         See Instruction 1 of the letter of transmittal.

      On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" in the letter of transmittal, then:

         o your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates, and

         o the signature on (1) the letter of transmittal and (2) on your certificates or stock power must be guaranteed by an eligible guarantor institution.

      METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

         o certificates for those shares or a timely confirmation of the book-entry transfer of those shares into the depositary's account at the book-entry transfer facility as described below,

         o one of (a) a properly completed and duly executed letter of transmittal or a manually signed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

         o      any other documents required by the letter of transmittal.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF YOU DECIDE TO MAKE DELIVERY BY MAIL, WE RECOMMEND YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY.

      ALL DELIVERIES MADE IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

      BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of the shares by causing that facility to transfer those shares into the depositary's account in accordance with that facility's procedure for the transfer. Even if delivery of shares is made through book-entry transfer into the depositary's account at the book-entry transfer facility, EITHER (1) OR (2) below must occur:

         (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

         o one of (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message as described below in the case of a book-entry transfer, and

         o      any other documents required by the letter of transmittal; or

         (2) The guaranteed delivery procedure described below must be followed.

Delivery of the letter of transmittal or any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares that the participant in the book-entry transfer facility tendering the shares has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against them.

      GUARANTEED DELIVERY. If you want to tender your shares but your share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

         o the tender is made by or through an eligible guarantor institution;

         o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) signature guarantees by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

         o all of the following are received by the depositary within three Nasdaq trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

         o either (a) the certificates for the shares or (b) a confirmation of receipt of the shares pursuant to the procedure for book-entry transfer we describe above,

         o either (a) a properly completed and executed letter of transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an agent's message of the type we describe above in the case of a book-entry transfer, and

         o      any other documents required by the letter of transmittal.

      DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to the number of shares to be accepted, the price to be paid and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares. Our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of our offer and any defect or irregularity in the tender of any particular shares or any particular shareholder. No tender of shares will be deemed to be properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. None of we, the depositary, the information agent, or any other person will be under any duty to give notice of any defects or irregularities in any tender, or incur any liability for failure to give any such notice.

      YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

         o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, and

         o      the tender of shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, acting alone or in concert with others, directly or indirectly, to tender shares for that person's own account unless, at the expiration date, the person so tendering:

         o has a "net long position" equal to or greater than the amount tendered in our shares or in securities immediately convertible into, or exchangeable or exercisable for, our shares, and

         o will deliver or cause to be delivered the shares within the period specified in our offer, or

         o in the case of securities immediately convertible into, or exchangeable or exercisable for our shares, acquire shares by conversion, exchange or exercise of such securities, and, to the extent required by the terms of our offer, delivers or causes to be delivered our shares within the period specified by our offer.

      Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

      Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

      RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. In the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility. In each case, shares will be returned or credited without expense to the shareholder.

      LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact Continental Stock Transfer & Trust Company, the transfer agent for our shares, at (212) 509-4000, Ext. 535, for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Continental Stock Transfer & Trust Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond.

      FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 30.5% of the gross payments payable pursuant to our offer, each shareholder who is not a corporation or foreign shareholder (as defined below) and who does not otherwise establish an exemption from backup withholding must notify the depositary of the shareholder's correct taxpayer identification number (employer identification number or social security number), or certify that the taxpayer is awaiting a taxpayer identification number, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Foreign shareholders (including foreign corporations) should generally complete and sign an appropriate Form W-8 in order to avoid backup withholding; however, if the foreign shareholder is neither an individual nor a corporation, in order to prevent backup federal income tax withholding, the foreign shareholder may also be required to provide an appropriate Form W-8 or a Form W-9 with respect to its partners, members, beneficiaries or owners and their beneficial owners. As more fully described below, in the case of a foreign shareholder, even if such shareholder has provided the required certification to avoid backup withholding, the depositary will withhold 30% of the gross payments made pursuant to the offer unless a reduced rate of withholding or an exemption from withholding is applicable.

      The depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the depositary and we determine that (a) a reduced rate of withholding is available pursuant to a tax treaty, (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business of the foreign shareholder within the United States, or
(c) such proceeds as are subject to capital gains treatment. For this purpose, a "foreign shareholder" is any shareholder that is not:

         o      a citizen or resident of the United States,

         o a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States, any State or any political subdivision thereof,

         o an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source or

         o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

      In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8BEN or any other equivalent form with respect to the foreign shareholder and, in the case of a foreign shareholder that is neither an individual nor a corporation, the foreign shareholder may be required to deliver both a Form W-8IMY and an appropriate Form W-8BEN or W-9 with respect to partners, members, beneficiaries or owners (and their beneficial owners) of the foreign shareholder. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary before any payment a properly completed and executed IRS Form W-8ECI or any other equivalent form. The depositary and we will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN or IRS Form W-8ECI) unless facts and circumstances indicate that reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 or is otherwise able to establish that no withholding tax or a reduced amount of withholding tax is due. Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

      Foreign shareholders are urged to consult their tax advisor regarding the application of United States Federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.

      For a discussion of certain United States federal income tax consequences generally applicable to tendering shareholders, see Section 14.


4. WITHDRAWAL RIGHTS.

      Shares tendered in our offer may be withdrawn at any time during the period that the offer may be considered open and, unless accepted for payment by us after the expiration date, may also be withdrawn any time after 12:00 midnight, New York City time, on Thursday, January 3, 2002. Except as otherwise provided in this Section 4, tenders of shares pursuant to our offer are irrevocable.

      For a withdrawal to be effective, the depositary must receive (at its address set forth on the back cover of this document) a notice of withdrawal in written or facsimile transmission form on a timely basis. The notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares tendered, the number of shares to be withdrawn and the name of the registered holder. If the certificates have been delivered or otherwise identified to the depositary, then, prior to the release of those certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution (except in the case of shares tendered by an eligible guarantor institution).

      If shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the procedures of the facility.

      We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. None of we, the depositary, the information agent or any other person will be under any duty to give any notice of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following any of the procedures described in Section 3.

      If we extend our offer, or if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain on our behalf all tendered shares, and those shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.


5. PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

      Upon the terms and subject to the conditions of our offer, we will:

         o determine the purchase price that we will pay for shares properly tendered and not properly withdrawn under our offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and

         o accept for payment and pay for, and thereby purchase, shares validly tendered at or below the purchase price and not properly withdrawn.

      For purposes of our offer, we will be deemed to have accepted for payment, and therefore purchased, shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the discretionary "Odd Lot" priority and the conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of shares for payment under our offer.

      Upon the terms and subject to the conditions of our offer, as soon as practicable after the expiration date, we will purchase and pay a single per share purchase price for shares accepted for payment under our offer. In all cases, payment for shares tendered and accepted for payment pursuant to our offer will be made only after timely receipt by the depositary of:

         o certificates for shares or a timely confirmation of a book-entry transfer of those shares into the depositary's account at the book-entry transfer facility,

         o a properly completed and duly executed letter of transmittal (or manually signed facsimile thereof) or an agent's message in the case of a book-entry transfer, and

         o      any other documents required by the letter of transmittal.

      We will pay for the shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

      In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date.

      UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE, REGARDLESS OF ANY DELAY IN MAKING PAYMENT. In addition, if specified events occur, we may not be obligated to purchase shares in our offer. See Section 7.

      We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased in our offer. If, however

         o payment of the purchase price is to be made to, or, in the circumstances permitted by our offer, if unpurchased shares are to be registered in the name of, any person other than the registered holder, or

         o if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to that person will be deducted from the purchase price unless evidence satisfactory to us of the payment of taxes or exemption from payment of taxes is submitted. See Instruction 7 of the letter of transmittal.

      ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 30.5% OF THE GROSS PROCEEDS PAID TO THAT SHAREHOLDER OR OTHER PAYEE PURSUANT TO OUR OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN SHAREHOLDERS.


6. CONDITIONAL TENDER OF SHARES.

      Under certain circumstances, we may prorate the number of shares purchased in our offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. The conditional tender alternative is made available so that a shareholder may seek to structure our purchase of shares in our offer from the shareholder in a manner that the transaction would be treated as a sale of the shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any shares tendered are purchased. We urge each shareholder to consult with his or her own tax advisor.

      If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if more than 1,500,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

      After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 1,500,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 1,500,000 shares. In selecting these conditional tenders, we will select by random lot and will select only from shareholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

      All shares tendered by a shareholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the shareholder.


7. CONDITIONS OF OUR OFFER.

      Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) promulgated under the Securities Exchange Act of 1934, if at any time on or after November 5, 2001 and prior to the time of payment for any shares (whether any shares have theretofore been accepted for payment, purchased or paid for under our offer) any of the following events occur or are determined by us to have occurred, that, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, makes it inadvisable to proceed with our offer or with acceptance for payment or payment for the shares in our offer:

           (1) there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

                (a) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

                (b) could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us;

           (2) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (1) above;

           (3) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

           (4) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

           (5) the commencement or escalation of a war, armed hostilities or any other national or international crisis, including terrorism events, directly or indirectly involving the United States;

           (6) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

           (7) a 15% decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions or in the commercial paper markets in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares;

           (8) in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

           (9) any decline in the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on November 5, 2001;

           (10) any change or event occurs, is discovered, or is threatened to the business, condition (financial or otherwise), income, operations, or prospects of us and our subsidiaries, taken as a whole, or in ownership of our shares, which in our reasonable judgment is or may be material to us;

           (11) a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares;

           (12) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares; or

           (13) we determine that the completion of our offer and the purchase of the shares may cause our common stock to be delisted from the Nasdaq National Market or to be subject to deregistration under the Securities Exchange Act of 1934.

      The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances (including our action or inaction) that give rise to the conditions and we may, in our reasonable discretion, waive any of the conditions listed above, in whole or in part, before the expiration date. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration of our offer. Any determination or judgment by Bogen concerning the events described above will be final and binding on all parties.


8. PRICE RANGE OF SHARES; DIVIDENDS.

      Our shares are listed and principally traded on the Nasdaq National Market System under the symbol "BOGN." The high and low sales prices per share on the Nasdaq National Market System as compiled from published financial sources for the periods indicated are listed below:


                                                             HIGH                   LOW
                                                             -----                  ----
                         January 1 to March 31, 1999                           $ 8.63    $5.81

                            April 1 to June 30, 1999                             9.38     6.13

                        July 1 to September 30, 1999                             6.94     5.44

                      October 1 to December 31, 1999                             9.31     5.25


                         January 1 to March 31, 2000                           $16.00    $6.63

                            April 1 to June 30, 2000                            10.19     5.56

                        July 1 to September 30, 2000                             7.63     5.50

                      October 1 to December 31, 2000                             6.30     3.69



                         January 1 to March 31, 2001                           $ 6.19    $3.10

                            April 1 to June 30, 2001                             4.00     2.60

                        July 1 to September 30, 2001                             3.33     1.75


      On October 24, 2001, the last full trading day on the Nasdaq National Market System prior to our announcement of our offer, the closing per share price of our common stock on the Nasdaq National Market System was $2.50. On October 31, 2001, the closing price per share of our common stock on the Nasdaq National Market was $2.82. WE URGE SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

         We generally do not pay dividends to our shareholders.


9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2001 for each of our executive officers and directors. The business address of each director and executive officer is: 50 Spring St., Ramsey, New Jersey.

      Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares of common stock listed next to such person's name.


                                                             NUMBER OF SHARES
                                                              OF COMMON STOCK           PERCENT OF
NAME AND ADDRESS                                           BENEFICIALLY OWNED(1)       COMMON STOCK
------------------                                        ----------------------     ----------------
   Jonathan Guss                                                 592,738(2)                 5.7%
   Michael P. Fleisher                                           596,904(3)                 5.8
   Maureen A. Flotard                                            10,227(4)                  *
   Kasimir Arciszewski                                           332,657(5)                 3.3
   Hans Meiler                                                   241,771(6)                 2.4
   Zivi R. Nedivi                                                318,212(7)                 3.1
   Daniel A. Schwartz                                            14,000(8)                  *
   Jeffrey E. Schwarz                                            1,223,432(9)               12.0
   Yoav Stern                                                    349,876(10)                3.4
   Glenn R. Dubin                                                790,673(11)                7.8
   Metropolitan Capital Advisors, Inc.                           825,043                    8.2
   660 Madison Avenue
   New York, New York 10021
   Highbridge Capital Corporation                                725,473                   7.2
   The Residence, Unit No. 2
   South Church Street
   Grand Cayman, Cayman Islands
   British West Indies
   Scoggin Capital Management, L.P.                              564,204                   5.6
   660 Madison Avenue
   New York, New York 10021
   Dinan Management, L.L.C.                                      1,090,643(12)             10.8
   350 Park Avenue, 25th Floor
   New York, New York 10022
   All Directors and Executive Officers as a group               4,147,195(13)             36.4
   (10 persons)
      *  Less than 1%

     (1) For purposes of this table, a person or group of persons is deemed to be the "beneficial owner" of any shares that such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security that such person or persons has the right to acquire within 60 days is deemed to be outstanding, but is not deemed to be outstanding for purpose of computing the percentage ownership of any other person.

     (2) Includes 6,500 shares of common stock held directly by Mr. Guss and all 73,295 shares held by D&S Capital, LLC and all 250,000 shares of common stock issuable to D&S Capital, LLC upon the exercise of warrants which are currently exercisable. Mr. Guss owns a 50% equity interest in D&S Capital, LLC. Also includes 262,943 shares of common stock subject to currently exercisable options.

     (3) Includes 10,667 shares of common stock held directly by Mr. Fleischer and all 73,295 shares held by D&S Capital, LLC and all 250,000 shares of common stock issuable to D&S Capital, LLC upon the exercise of warrants which are currently exercisable. Mr. Fleischer owns a 50% equity interest in D&S Capital, LLC. Also includes 262,942 shares of common stock subject to currently exercisable options.

     (4) Includes 10,000 shares of common stock subject to currently exercisable options and 227 shares of common stock beneficially owned by Ms. Flotard through Bogen's 401(k) plan.

     (5) Includes 272,657 restricted shares of common stock granted to Mr. Arciszewski in connection with Bogen's acquisition of Speech Design in 1998. Also includes 60,000 shares of common stock subject to currently exercisable options.

     (6) Includes 181,771 restricted shares of common stock granted to Mr. Meiler in connection with Bogen's acquisition of Speech Design in 1998. Also includes 60,000 shares of common stock subject to currently exercisable options.

     (7) Includes 59,063 shares of common stock held by Mr. Nedivi directly and 259,149 shares of common stock issuable to Mr. Nedivi upon the exercise of warrants which are currently exercisable.

     (8) Includes shares held by spouse, over which Mr. Schwartz disclaims beneficial ownership. Does not include 1,090,643 shares reported below under Dinan Management, of which Mr. Schwartz is a partner.

     (9) Includes 942,043 shares of common stock which Mr. Schwarz may be deemed to beneficially own as a result of being a director, executive officer and controlling stockholder of (i) Metropolitan Capital Advisors, Inc., the general partner of Metropolitan Capital Advisors, L.P., the general partner of Bedford Falls Investors, L.P. ("Bedford Falls"), the holder of 825,043 shares of common stock, and (ii) Metropolitan Capital III, Inc., the general partner of Metropolitan Capital Partners III, L.P., which serves as the investment manager for Metropolitan Capital Advisors International Ltd. ("Metropolitan International"), which holds 117,000 shares of common stock. Also includes 127,449 shares held by BGN Investors, LLC ("BGN"). Mr. Schwarz serves as the managing member of BGN. Mr. Schwarz disclaims beneficial ownership of the shares beneficially owned by Bedford Falls, Metropolitan International and BGN, other than through his positions with such entities. Also includes 5,000 shares of common stock held by a trust established for certain of Mr. Schwarz's family members and 10,000 shares of common stock held by a charitable foundation established by Mr. Schwarz. Mr. Schwarz disclaims beneficial ownership of the shares held by the trust and the charitable foundation. Also includes 38,940 shares of common stock held directly by Mr. Schwarz and 100,000 shares of common stock subject to currently exercisable options.

     (10) Includes 259,148 shares of common stock issuable to Mr. Stern upon the exercise of warrants which are currently exercisable and 90,728 shares of common stock held by a separate family trust established by Mr. Stern.

     (11) Includes 725,473 shares of common stock which Mr. Dubin may be deemed to beneficially own as a result of being an officer, director and shareholder of Highbridge Capital Corporation. Highbridge Capital Management, LLC serves as the trading manager for Highbridge Capital Corporation and, as a result, may be deemed to beneficially own the shares of common stock held by Highbridge Capital Corporation. Also includes 65,200 shares of common stock held by C.J. Partners L.P. to which Mr. Dubin serves as general partner.

     (12) Includes 344,015 shares of common stock held directly by York Capital, 44,116 shares of common stock held directly by York Select, L.P. ("York Select"), and 592,612 shares of common stock held by York Investment Limited ("York Investment"). Also includes 89,900 shares held by accounts managed by an affiliate of Dinan Management. James G. Dinan is the Senior Managing Director, Member and holder of 99% of the equity interests in Dinan Management, the general partner of York Capital and York Select and the Sub-manager for York Investment. Mr. Dinan and Dinan Management disclaim beneficial ownership of the shares held by York Capital, York Select and York Investment and the other accounts managed by Dinan Management and its affiliates. Also includes 16,000 shares of common stock held by a charitable foundation established by Mr. Dinan and 4,000 shares held by trusts established by Mr. Dinan for certain of his family members. Mr. Dinan disclaims beneficial ownership of the shares held by the foundation and the trusts.

      (13) For purposes of calculating the shares of common stock held by all directors and executive officers of Bogen as a group, shares of common stock held by, or issuable within 60 days to, D&S Capital, LLC were only counted once, even though beneficial ownership of such shares may have been reported by more than one member of the group. Does not include 1,090,043 shares reported above under Dinan Management.

      Mr. Schwartz has advised us that an investment fund with which he is affiliated intends to tender shares into our offer, and three other directors may do so, for themselves or for accounts for which they have control. All of our other officers and directors have advised us that they do not intend to tender any of their shares in our offer. See Section 2.

      Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor any of our associates or subsidiaries or persons controlling us nor, to the best of our knowledge, any of our directors or executive officers or any of our subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our shares on the date of this document or during the 60 days prior to the date of this document.

      ARRANGEMENTS WITH OTHERS CONCERNING OUR SECURITIES. Except for outstanding options to purchase shares granted to certain employees (including executive officers) and except as otherwise described in this document, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to our offer with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

      OTHER PLANS OR PROPOSALS. Except as described in this document, we currently have no plans or proposals that relate to or would result in:

         o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o a purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets that would be material to us and our subsidiaries, taken as a whole;

         o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         o      any change in our present board of directors or management;

         o any other material change in our corporate structure or business;

         o a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system of a registered national securities association;

         o a class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934;

         o the suspension of our obligation to file reports under the Securities Exchange Act of 1934;

         o the acquisition by any person of additional securities of ours or the disposition of our securities; or

         o any changes in our charter, bylaws or other governing instruments or other actions that could impede acquisition of control of us.

      Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value, including potential acquisitions as appropriate, and we may undertake or plan actions that relate to or could result in one or more of these events.


10. SOURCE AND AMOUNT OF FUNDS.

      REQUIRED FUNDING. Assuming 1,500,000 or more shares are tendered in our offer, we will need a maximum of $4.5 million to purchase 1,500,000 shares in our offer at $3.00 per share. We expect that our fees and expenses for our offer will be about $100,000. We will use available cash to pay these costs.


11. INFORMATION ABOUT US.

      We develop, produce and sell sound processing equipment, telecommunications peripherals and Unified Messaging products and services through our direct subsidiaries.

      Our United States business develops, manufactures, and distributes commercial telecommunications and audio products through our subsidiary, Bogen Corp. and through our indirect subsidiaries, Bogen Communications, Inc. and Apogee Sound International, LLC.

      Our European business develops, produces, and markets voicemail systems and Unified Messaging products and services through Speech Design GmbH, based in Germany, and through our subsidiaries, Speech Design Carrier Systems GmbH, based in Germany, Satelco AG, based in Switzerland, and Speech Design (Israel) Ltd., based in Israel. In the third quarter of 2001, Bogen transferred all its interest in Speech Design GmbH, to a newly- created subsidiary, Speech Design International, Inc., a Delaware corporation ("SDI").

      Contemporaneously with that transfer, SDI issued and sold common stock equal to 2% of its outstanding shares to 2.T-Telematik Venture Beteiligungsgesellschaft mbh ("T-Venture"), a venture capital arm of Deutsche Telekom for 841,837 euros (approximately $765,000 U.S. as of the date of sale) (the "Purchase Price"). As part of the transaction, T-Venture also received a warrant, exercisable until October 30, 2002, to purchase an additional approximately 2% of SDI Common Stock at an initial price established above the Purchase Price, but which price would be adjusted to equal a fifty percent discount to SDI market value if SDI were to become a separately traded issuer during the term of the Warrant. SDI and T-Venture also signed a marketing agreement that provides for T-Venture to receive an additional approximately 1% of SDI common stock if T-Venture assists Speech Design in attaining certain Unified Messaging sales objectives by December 31, 2001. All references herein to the business of "Speech Design" refer to the operating business of Speech Design, GmbH, and its subsidiaries, which are now held as direct and indirect subsidiaries of SDI.

      Bogen focuses on commercial and engineered sound equipment and telecommunication peripherals for the voice and sound processing market. For almost 70 years, Bogen has been a leader in commercial amplifiers, speakers and intercom systems for background and foreground music applications, as well as for security and educational applications, and since 1991, has produced voice-processing systems, including message/music-on-hold systems. Bogen's products are sold primarily through a network of distributors, dealers and contractors.

      Speech Design focuses on digital voice processing systems for the mid-sized private branch exchange market, targeting the underdeveloped, but growing, European voice processing market. With the launch in late 1995 of its product family called "Memo," Speech Design has added innovative non-PC based voice mail systems to its existing line of telecommunication peripheral products, which includes voice-mail, automated attendants, digital announcers and message/music-on-hold systems. In late 1998, Speech Design introduced the Teleserver Pro range of modular, higher-end (2-8 ports) voice and call processing peripherals. In addition to a higher capacity voice mail than possible with Memo, Teleserver also offers LAN connectivity to PC networks and automatic call distribution functionality. In 1999, Speech Design added Unified Messaging products and services, through its flagship product ThorTM. Thor improves communications within any enterprise and delivers value-added services to Internet service providers, as well as mobile and fixed-line network operators. Thor integrates fax and voice-mail into an existing e-mail environment, and e-mail and fax into the mobile-phone environment.

      Speech Design sells through leading European telephone switch manufacturers in Germany, and through major independent dealers outside Germany. Speech Design's Thor unified messaging system in its enterprise version is sold through switch manufacturers and IT system integrators. In addition, Thor unified messaging services and platforms are sold to mobile and fixed-line carriers and Internet service providers.

      Bogen is a Delaware corporation whose principal executive offices are located at 50 Spring Street, Ramsey, New Jersey 07446 and its telephone number is (201) 934-8500.

      INFORMATION ABOUT FORWARD-LOOKING STATEMENTS. This document contains a number of forward-looking statements, including, among others, statements dealing with the benefits that the offer may provide to our shareholders, the date on which we will announce the final proration factor or pay for tendered shares, our possession of sufficient capital to fund our operations, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the offer, the listing and tradability of our stock after the offer is completed and the continued treatment of our shares as margin securities. We caution readers that the important factors set forth below, as well as factors discussed in other documents filed by us with the Securities and Exchange Commission, among others, could cause our actual results to differ materially from statements contained in this document.

      Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "potential," "outlook" and similar terms and phrases, including references to assumptions, are intended to identify forward-looking statements.

      The forward-looking statements regarding these matters are based on various assumptions and analyses made by us in light of our management's experience and its perception of historical trends, current conditions, and expected future developments, as well as other factors it believes are appropriate under the circumstances.

      Important factors that could cause actual results to differ materially from those implicit in our forward-looking statements include, without limitation, the following:

         o the price at which we ultimately determine to purchase shares in our offer,

         o      our future financial performance;

         o      our future cash needs;

         o      the number of shares tendered in our offer;

         o the number of shareholders who sell all of their shares of Bogen stock in our offer;

         o      the level of orders we receive;

         o      acceptance of our newer products;

         o global and U.S. economic conditions generally and in the audio and telecommunications industries specifically.

These and other factors are discussed in our Securities and Exchange Commission filings.

      The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

      WHERE YOU CAN FIND MORE INFORMATION. We are subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with these requirements, are obligated to file reports and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. We have also filed a Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

      The reports, proxy statements and other information we file can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 2120, Washington D.C. 20549; and at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. Copies of this material may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary charges, from the Public Reference Section at Judiciary Plaza, 450 Fifth Street,

N.W., Washington D.C. 20549. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. These reports, proxy statements and other information concerning us also can be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20549. The reference to the URL of the Securities and Exchange Commission's web site is intended to be an inactive textual reference only.


12. EFFECTS OF OUR OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE SECURITIES EXCHANGE ACT OF 1934.

      Our purchase of shares in our offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of shares without affecting the market price, which could adversely affect continuing shareholders. Nonetheless, we anticipate that there will still be a sufficient number of shares outstanding and publicly traded following our offer to ensure a continued trading market in the shares. Based on the published guidelines of the Nasdaq National Market, we do not believe that our purchase of shares pursuant to our offer will cause our remaining shares to be delisted from the Nasdaq National Market.

      The shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to our offer, the shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

      Our shares are registered under the Securities Exchange Act of 1934, which requires, among other things, that we furnish specific information to our shareholders and to the Securities and Exchange Commission and comply with the Securities and Exchange Commission's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares in our offer will not result in the shares becoming eligible for deregistration under the Securities Exchange Act.


13. LEGAL MATTERS; REGULATORY APPROVALS.

      Except as described in this document, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to our offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

      Our obligation to accept for payment and pay for shares under our offer is subject to various conditions. See Section 7.


14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

      The following discussion describes certain United States federal income tax consequences of participating in our offer, is for general information only, and does not purport to consider all aspects of federal income taxation that may be relevant to shareholders. The consequences to any particular shareholder may differ depending upon that shareholder's own circumstances and tax position. The discussion deals only with shares held as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not address matters that may be relevant to shareholders in light of their particular circumstances or to certain shareholders subject to special treatment under the Code, such as financial institutions, insurance companies, shareholders liable for the alternative minimum tax, dealers in securities or currencies, traders who elect to apply a mark-to-market method of accounting, tax-exempt organizations, foreign persons (as determined in accordance with Section 3), directors, employees, former employees or other persons who acquired their shares as compensation, including upon the exercise of employee stock options, and persons who are holding shares as part of a straddle, conversion, constructive sale, hedge or hedging or other integrated transaction, who may be subject to special rules. The discussion does not consider the effect of any applicable state, local or foreign tax laws. In addition, this discussion is based upon tax laws in effect on the date of this document, which are subject to change. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER, INCLUDING THE APPLICATIONS OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE TAX LAW CHANGES.

      CHARACTERIZATION OF THE SALE. The sale of shares pursuant to our offer will be a taxable transaction for United States federal income tax purposes. The United States federal income tax consequences to a shareholder may vary depending on the shareholder's particular facts and circumstances. Under the stock redemption rules of Section 302 of the Code, a sale by a shareholder to us pursuant to our offer will be treated as a "sale or exchange" of the shares (rather than as a distribution by us with respect to the shares held by the tendering shareholder) if the sale of shares: (a) results in a "complete redemption" of the shareholder's stock in us, (b) is "substantially disproportionate" with respect to the shareholder or (c) is "not essentially equivalent to a dividend" with respect to the shareholder (each as described below). Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States shareholder under the tender offer. A United States shareholder may be able to designate, generally through its broker, which block of shares it wishes to tender under the offer if less than all of its shares are tendered under the offer, and the order in which different blocks will be purchased by us in the event of proration under the offer.

      TREATMENT AS A SALE OR EXCHANGE. If any of the three above tests is satisfied with respect to a shareholder, and the sale is therefore treated as a "sale or exchange" of the shares for United States federal income tax purposes, the tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to our offer and the shareholder's tax basis in the shares sold pursuant to our offer. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if such shares have been held for more than one year. Some individuals are subject to taxation at a reduced rate on their net capital gains.

      TREATMENT AS A DIVIDEND. If none of the three above tests is satisfied with respect to a shareholder, the shareholder will be treated as having received a distribution, taxable as a dividend to the extent of the shareholder's share of our available "earnings and profits," taxable at ordinary income rates, in an amount equal to the amount of cash received by the shareholder pursuant to our offer (without reduction for the tax basis of the shares sold pursuant to our offer), no gain or loss will be recognized, and the tendering shareholder's basis in the shares sold pursuant to our offer will be added to the shareholder's basis in his remaining shares. Any cash received in excess of earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the shareholder's basis in all of his shares, and, thereafter, as a capital gain to the extent it exceeds the shareholder's basis.

      APPLICATION OF SECTION 302 TESTS. In determining whether any of the tests under Section 302 of the Code is satisfied, a shareholder must take into account both shares actually owned by such shareholder and any shares considered as owned by such shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code. Under these rules, a shareholder generally will be considered to own shares which the shareholder has the right to acquire by the exercise of an option (which may include an unvested option) or warrant and shares owned (and, in some cases, constructively owned) by some members of the shareholder's family and by some entities (such as corporations, partnerships, trusts and estates) in which the shareholder, a member of the shareholder's family or a related entity has an interest. Each shareholder should also be aware that, in the event our offer is over-subscribed, resulting in a proration, less than all the shares tendered by a shareholder will be purchased by us in our offer. Thus, proration may affect whether a sale by a shareholder pursuant to our offer will satisfy any of the Section 302 tests.

      COMPLETE TERMINATION. A sale of shares pursuant to our offer will result in a "complete termination" of a shareholder's interest in us if, pursuant to our offer, either (i) we purchase all of the shares actually and constructively owned by the shareholder pursuant to our offer or (ii) all shares actually owned by the shareholder are sold pursuant to our offer and, with respect to constructively owned shares, the shareholder is eligible to waive (and effectively waives) constructive ownership of all such shares under procedures described in Section 302(c) of the Code. SHAREHOLDERS IN THIS POSITION SHOULD CONSULT THEIR TAX ADVISORS

AS TO THE AVAILABILITY OF THIS WAIVER.

      SUBSTANTIALLY DISPROPORTIONATE. The sale of shares pursuant to our offer will be "substantially disproportionate" with respect to a shareholder if, immediately after the sale pursuant to our offer (treating as not outstanding all shares purchased pursuant to our offer), the shareholder's actual and constructive percentage ownership of voting shares is less than 80% of the shareholder's actual and constructive percentage ownership of voting shares immediately before the purchase of shares pursuant to our offer (treating as outstanding all shares purchased pursuant to our offer) and the shareholder owns less than 50 percent of the total combined voting power of all classes of stock immediately after the sale.

      NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. In order for the sale of shares by a shareholder pursuant to our offer to qualify as "not essentially equivalent to a dividend" the shareholder must experience a "meaningful reduction" in his proportionate interest in us as a result of the sale, taking into account the constructive ownership rules. Whether the sale by a shareholder pursuant to our offer will result in a "meaningful" reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. The Internal Revenue Service has held in a published ruling that, under the particular facts of that ruling, a "meaningful reduction" occurred where there was a 3.3% reduction in the proportionate interest of a small minority shareholder who owned substantially less than 1% in a public company and who did not exercise any control over corporate affairs.

      We cannot predict whether or to what extent our offer will be oversubscribed. As discussed above, if our offer is oversubscribed, proration of the tenders pursuant to our offer will cause us to accept fewer shares than are tendered. Accordingly, there can be no assurance that a sufficient number of a particular shareholders' shares will be exchanged pursuant to our offer in order for the shareholder to meet the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test, nor can there be any assurance that a sufficient number of a particular shareholders' shares will be exchanged pursuant to our offer in order for the shareholder to meet the "complete termination" test. Additionally, shareholders who tender all of the shares actually owned by them in our offer, but who are subject to the constructive ownership rules, or who acquire additional shares contemporaneously with our offer, should consider the effect of these rules or these acquisitions in determining whether they will meet the Section 302 tests. Each shareholder should take all these factors into consideration in considering the applicability of the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test to their own particular circumstances. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE APPLICATION OF THE SECTION 302 TESTS TO HIS OR HER PARTICULAR CIRCUMSTANCES.

      SPECIAL RULES FOR CORPORATE SHAREHOLDERS. Any income that is treated as a dividend pursuant to the rules described above will be eligible for the 70% dividends received deduction generally allowable to corporate shareholders under
Section 243 of the Code, subject to applicable limitations, including those relating to "debt-financed portfolio stock" under Section 246A of the Code and to the holding period requirement of Section 246 of the Code. Also, since not all shareholders will be selling the same proportionate interest in their shares in our offer, any amount treated as a dividend to a corporate shareholder will be treated as an "extraordinary dividend" subject to the provisions of Section 1059 of the Code, subject to exceptions. Under Section 1059, a corporate shareholder must reduce the tax basis in all of the shareholder's shares (but not below zero) by the "nontaxed portion" of any "extraordinary dividend" and, if that portion exceeds the shareholder's tax basis for the shares, must recognize as gain any such excess.

      For a discussion of certain withholding tax consequences to tendering shareholders, see Section 3.

      THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND FOREIGN, STATE AND LOCAL TAX LAWS AND POSSIBLE TAX LAW CHANGES) OF THE SALE OF SHARES PURSUANT TO OUR OFFER.


15. EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

      We reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 occur or are deemed by us to have occurred, to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of the extension. We also reserve the right, in our reasonable discretion, to terminate our offer and not accept for payment or pay for any shares not already accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay acceptance for payment and to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

      Subject to compliance with applicable law, we also reserve the right, in our sole discretion, and regardless of whether any of the events set forth in
Section 7 occur or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement. The announcement, in the case of an extension, shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.

      Any public announcement made under our offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of that change. Without limiting the manner in which we may choose to make any public announcement, except as provided by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire or another comparable news service.

      If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rule 13e-4 promulgated under the Securities Exchange Act of 1934. This rule and certain related releases and interpretations of the Securities and Exchange Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

         o increase or decrease the range of prices to be paid for the shares,

         o increase the number of shares being sought in our offer, and such increase in the number of shares being sought exceeds 2% of our outstanding shares, or

         o      decrease the number of shares being sought in our offer,

and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then our offer will be extended until the expiration of a period of ten business days.


16. FEES AND EXPENSES.

      We have retained MacKenzie Partners, Inc. to act as information agent and Continental Stock Transfer & Trust Company to act as depositary in connection with our offer. The information agent may contact holders of shares by mail, telephone, facsimile and electronic means and in person and may request that brokers, dealers, commercial banks, trust companies and other nominee shareholders forward materials relating to our offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with our offer, including certain liabilities under the federal securities laws.

      We will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any shares under our offer, other than as described above. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding our offer and related materials to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our information agent or depositary for purposes of our offer. We will pay, or cause to be paid, any stock transfer taxes on our purchase of shares, except as otherwise provided in
Section 5 hereof and in Instruction 7 of the letter of transmittal.


17. MISCELLANEOUS.

      We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after good faith effort, we cannot comply with the applicable law, we will not make our offer to, nor will we accept tenders from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities or blue sky laws require our offer to be made by a licensed broker or dealer, our offer shall be deemed to be made on our behalf by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

      In accordance with Rule 13e-4 under the Securities Exchange Act of 1934, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO that contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning us.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF REGARDING WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU MUST NOT RELY UPON ANY RECOMMENDATION, INFORMATION OR REPRESENTATION THAT IS GIVEN OR MADE TO YOU AS HAVING BEEN AUTHORIZED BY BOGEN OR THE INFORMATION AGENT.

                                                 BOGEN COMMUNICATIONS
                                                 INTERNATIONAL, INC.



                November 5, 2001THE DEPOSITARY FOR OUR OFFER IS:
                   CONTINENTAL STOCK TRANSFER & TRUST COMPANY
                            REORGANIZATION DEPARTMENT

      BY OVERNIGHT DELIVERY OR
          BY HAND DELIVERY:                       EXPRESS MAIL:                     BY FIRST CLASS MAIL:
    Continental Stock Transfer &          Continental Stock Transfer &          Continental Stock Transfer &
            Trust Company                         Trust Company                         Trust Company
             2 Broadway                            2 Broadway                            2 Broadway
             19th Floor                            19th Floor                            19th Floor
         New York, NY 10004                    New York, NY 10004                    New York, NY 10004

     AFTER NOVEMBER 19, 2001, ALL DELIVERIES AND MAIL SHOULD BE DIRECTED TO:
                   Continental Stock Transfer & Trust Company
                            Reorganization Department
                                17 Battery Place
                                    8th Floor
                               New York, NY 10004


      Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each Bogen shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

      Any questions or requests for assistance may be directed to the information agent at its telephone numbers or addresses set forth below. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, shareholders are directed to contact the depositary.


                     THE INFORMATION AGENT FOR OUR OFFER IS:





156 Fifth Avenue
New York, New York 10010
PROXY@MACKENZIEPARTNERS.COM
(212) 929-5500 (call collect)
or
TOLL-FREE (800) 322-2885